Exhibit 99.1

INmune Bio Announces First Patient Dosed in Phase 2 XPro1595 Trial for Treatment of Neuroinflammation as a Cause of Alzheimer’s disease

INmune Bio Plans to Enroll 201 Patients in a 6-Month Study to Evaluate Cognitive Function in Patients with Mild Alzheimer’s Disease

Boca Raton, Florida, April 13, 2022 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (“INMB”  or “the Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces dosing of the first patient enrolled in its Phase 2 trial using XPro1595 (XPro™) to treat neuroinflammation as a cause of Alzheimer’s disease (AD).  The Phase 2 multicenter, international trial is a blinded, randomized, placebo-controlled six-month Phase 2 trial designed to evaluate XPro™ to treat cognition and function in patients with mild AD and biomarkers of inflammation.  The company plans to enroll patients at sites located near major metropolitan areas in Australia, in Canada and in the United States.

“The Phase 1 study data clearly showed an improvement in multiple biomarkers related to AD pathology, including a reduction in neuroinflammation and neurodegeneration, and an improvement in biomarkers of neurorepair and neuron communication,” said Dr. C.J. Barnum, INmune Bio’s Vice President of CNS Development.  “This Phase 2 study will determine whether improvement in these biomarkers translates into a clinical benefit of improved cognition and function in patients with mild AD and biomarkers of inflammation.”

About the Phase 2 XPro1595 / XPro™ Study:

Based on data from the Phase 1 trial, the Company expects half of the patients screened for participation in the Phase 2 trial with mild AD will have elevated biomarkers of inflammation and be eligible to enroll.  Patients will be assigned in a randomized manner in a 2:1 (XPro™ vs placebo) ratio between the two arms of study.  All patients will be offered the opportunity to participate in an extension trial after participation in the 6-month Phase 2 trial.  In the extension trial, all patients will receive XPro™ and have continued monitoring of biomarkers of inflammation and cognition up to an additional 12 months.

Inflammation is increasingly recognized as a cause of AD, and XPro™ addresses the inflammatory factor that sits at the apex of inflammation, soluble Tumor Necrosis Factor (sTNF). “As recently as two weeks ago, a well-respected peer reviewed journal (Nature Genetics) highlighted the importance of neuroinflammation as a cause of AD and the importance of soluble TNF in driving that pathology,” said RJ Tesi MD, CEO of INmune Bio. “Our next-generation TNF inhibitor candidate XPro™ crosses the blood brain barrier to neutralize sTNF in the brain and has the ability to decrease peripheral inflammation, one of the causes of neuroinflammation in the brain.”

INmune is planning a second Phase 2 trial in patients with mild cognitive impairment (MCI).  Both clinical trials are expected to report top-line results in 2023.

For more information about INmune’s clinical trials, please contact us at: trials@inmunebio.com.

About XPro™:

XPro1595™ (XPro™) is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823